EXHIBIT No. 10.91 (2)


LICENSE AGREEMENT

     THIS LICENSE AGREEMENT ("Agreement") is made and entered into as of November 20, 1998 (the "Effective Date") between MEDIMMUNE, INC., a Delaware corporation having its principal place of business at 35 West Watkins Mill Road, Gaithersburg, MD 20878 (hereinafter referred to as "MEDIMMUNE"), and CONNAUGHT LABORATORIES, INC. a Delaware corporation having its principal place of business at Route 611, P.O. Box 187, Swiftwater, Pennsylvania 18370 (hereinafter referred to as "PMC").

RECITALS
     A. MEDIMMUNE has certain proprietary rights relating to the use of Decorin Binding Proteins (as defined below) for treatment and/or prevention of Lyme Disease.
     B. PMC desires to obtain a license to such rights and to research, develop, manufacture, market, sell and distribute certain vaccines for treatment and/or prevention of Lyme Disease which incorporate Decorin Binding Proteins, all under the terms and conditions set forth below.
     NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

ARTICLE 1
DEFINITIONS
     1.1 "Affiliate" shall mean, with respect to any Person, (i) any other Person of which securities or other ownership interests representing fifty percent (50%) or more of the voting interests (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) are, at the time such determination is being made, owned, controlled or held directly or indirectly, by such Person, or (ii) any other Person which, at the time such determination is being made, is Controlling, Controlled by or under common Control with, such Person.
          For the purpose of this section 1.1, "Control," whether used as a noun or verb, refers to the possession directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "Person" means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivision thereof.
     1.2 "Decorin Binding Protein" means a polypeptide that binds to decorin and fragments thereof, which fragment may or may not bind to decorin and/or an encoding gene therefor.
     1.3  "Licensed Know-How" means MEDIMMUNE Know-How and/or
Sublicensed Know-How.
     1.4 "Licensed Product" shall mean, a therapeutic and/or prophylactic vaccine for Lyme Disease for humans and non-human animals that infringes upon any Valid Claim of Patent Rights and/or that, in whole or in part, incorporates, uses, or is based on Licensed Know-How.
     1.5 "Licensee" shall mean a person or entity who is granted a license to Licensed Product by PMC or an Affiliate of PMC.
     1.6 "MEDIMMUNE Know-How" shall mean any biological materials, and any research and development information, inventions, know-how, pre-clinical, clinical and other technical data, in each case that are owned by MEDIMMUNE, as of the Effective Date with the right to provide the same to others, and which is necessary or useful for the research, development, improving, making, using or selling of a Decorin Binding Protein for use in a therapeutic and/or prophylactic vaccine for Lyme Disease.
     1.7  "MEDIMMUNE Patent Rights" shall mean:
          (a) all patents and applications listed in Exhibit A; any continuations, continuations-in-part, divisions and substitutions thereof, or of which such an application or patent is a successor; patents which may issue upon any of the foregoing; and all renewals, reissues and extensions thereof; and
          (b) Any foreign patents and/or applications that are counterparts of a patent or application described in paragraph (a) above, including any patent or application that claims subject matter claimed in, or that takes priority from, a patent or application described in paragraph (a) above.
     1.8 "Net Sales" shall mean the gross invoice price to Third Parties of any Licensed Product, less: (i) normal and customary trade and quantity discounts actually allowed; (ii) returns and allowances, all to the extent actually allowed, (iii) to the extent separately reported on the invoice, sales or other excise taxes, duties and other governmental charges (other than taxes on income) imposed on sales of Licensed Product imposed upon and paid by PMC, its Affiliates or their Licensees with respect to such sales, and (iv) transportation charges and insurance for transportation to the extent separately invoiced or separately reported on the invoice and paid by the seller; (v) retroactive price reductions and rebates customary to the trade or required by law; , all as determined and calculated in accordance with Generally Accepted Accounting Principles. In the event that any quantities of Licensed Product are transferred to a Third Party for consideration other than cash or for no consideration, the fair and reasonable market value of the applicable Licensed Product shall be used to calculate Net Sales. Notwithstanding the foregoing, Net Sales shall not include sales between or among Affiliates for resale by an Affiliate, or any Licensed Product used in any clinical trial.
     In the event that Licensed Product is sold in other than an arms length transaction, then Net Sales shall be the gross invoice price which would be received in an arms length transaction, taking into account any deductions for items referred to in clauses (i), (ii),
(iii), (iv) and (v) of the preceding paragraph.
     1.9 "Patent Right(s)" shall mean MEDIMMUNE Patent Rights and Sublicensed Patent Rights.
     1.10 "Sublicensed Know-How" means all "KNOW-HOW" (as defined in the Texas A&M Agreement) anywhere in the world to which MEDIMMUNE has rights under the Texas A&M Agreement.
     1.11 "Sublicensed Patent Rights" shall mean any and all "PATENT RIGHTS" (as defined in the Texas A&M Agreement) anywhere in the world to which MEDIMMUNE has rights under the Texas A&M Agreement.
     1.12 "Sublicensed Rights" shall mean the Sublicensed Patent Rights and the Sublicensed Know-How.
     1.13 "TAMUS" means Texas A&M University System.
     1.14 "Territory" shall mean all countries of the world.
     1.15 "Texas A&M Agreement" shall mean the License Agreement between the Texas A&M University System and MEDIMMUNE, effective as of June 19, 1995, and the amendment thereto, attached as Exhibit B hereto.
     1.16 "Third Party" means any corporation, company, partnership or other entity which is not a party hereto or an Affiliate of a party hereto.
     1.17 "Valid Claim" shall mean a claim of an issued and unexpired patent which has not been held unenforceable, unpatentable or invalid by a court or other governmental agency of competent jurisdiction from which no appeal can be or is taken, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.
     1.18 All dollar amounts are United States Dollars.
ARTICLE 2
GRANT OF RIGHTS
     2.1 Subject to the terms and condition of this Agreement, MEDIMMUNE grants to PMC (i)subject to Section 5.06 of the Texas A&M agreement a sole and exclusive license under MEDIMMUNE's interest in MEDIMMUNE Patent Rights; (ii) a sole and exclusive sublicense under Sublicensed Rights; and (iii) subject to Section 5.06 of the Texas A&M Agreement a sole and exclusive license under MEDIMMUNE Know-How, in each case to make, have made, use, sell, have sold, import and export Licensed Product in the Territory. During the term of this Agreement, MEDIMMUNE shall not grant any rights or licenses under the MEDIMMUNE Patent Rights, the MEDIMMUNE Know-How or the Sublicensed Rights to make, have made, use, sell, have sold, import or export Licensed Product in the Territory.
     2.2 PMC acknowledges and agrees that the Sublicensed Rights are subject to the terms, conditions and obligations of the Texas A&M Agreement and that the Sublicensed Rights are no greater than the rights granted to MEDIMMUNE under the Texas A&M Agreement.
     2.3 PMC warrants, covenants and agrees that PMC is responsible for and shall perform all of MEDIMMUNE'S obligations under the Texas A&M Agreement, other than (i) any obligation which MEDIMMUNE may have to pay to TAMUS any portion of the payments which MEDIMMUNE receives from PMC hereunder and (ii) the obligations set forth in Section 5.02(f) of the Texas A&M Agreement. Such obligations include but are not limited to the obligation to (i) pay patent expenses incurred on or after July 10, 1998 as required by Paragraphs 3.01 and 6.03 of the Texas A&M Agreement; (ii) the payment and reporting obligations of Paragraphs 3.03; 3.04; 3.05, and 7.01 through 7.06 of the Texas A&M Agreement (iii) the due diligence obligations of Article V; and (iv) the obligations of Article XII and paragraphs 14.01 and 14.02 of the Texas A&M Agreement; (v) and the (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) due to TAMUS under Par. 3.07 of the Texas A&M Agreement.
     With respect to the payment and reporting obligations under the Texas A&M Agreement, PMC shall provide MEDIMMUNE with a copy of any and all reports provided to TAMUS under the Texas A&M Agreement within three (3) business days of the day on which such report is provided to TAMUS, and shall provide MEDIMMUNE evidence that any payment due thereunder has been made to TAMUS, which evidence shall be provided within three (3) business days of the day on which such payment is made.
     2.4  With respect to the obligations of Article XII and Sections
14.01 and 14.02 of the Texas A&M Agreement, PMC shall be bound to TAMUS as if PMC was a party to the Texas A&M Agreement, substituting PMC for MEDIMMUNE thereunder.
     2.5 With respect to the rights granted under Section 2.1 hereof, PMC shall have the right to grant sublicenses with the prior approval of MEDIMMUNE as to the Licensee, which approval shall not be unreasonably denied. MEDIMMUNE hereby consents to the granting by PMC of sublicenses to its Affiliates.
     2.6 (a) In case of any sublicense by PMC of the rights and licenses granted in this Agreement to any Third Party, the Licensee shall agree to be bound by the terms, obligations and conditions of Articles 6 and 10 of this Agreement (substituting the name of the sublicensee for that of PMC) with MEDIMMUNE being expressly made a third party beneficiary thereof, and PMC shall be responsible for the performance by the appointed Licensee of such terms, obligations and conditions.
     (b) Each sublicense agreement concluded by PMC that grants a sublicense under this Agreement will include a requirement that the Licensee maintain records and permit inspection on terms essentially identical to Section 9.4 of this Agreement. At MEDIMMUNE's request, PMC shall arrange for an independent certified accountant selected by MEDIMMUNE and reasonably acceptable to PMC and such Licensee to inspect the records of its sublicensee(s) for the purpose of verifying royalties due to MEDIMMUNE and shall cause such accountant to report the results thereof to MEDIMMUNE.
          (c) All sublicenses granted for a Licensed Product under this Agreement shall terminate upon termination of the licenses granted hereunder with respect to such Licensed Product.
          (d) Each such sublicense shall state that no further sublicenses are permitted.
     2.7 Upon the execution of this Agreement, MEDIMMUNE shall provide to PMC copies of all available information in tangible form that is within the possession of or available to MEDIMMUNE and is MEDIMMUNE Know-How or Sublicensed Know-How.
ARTICLE 3
MILESTONES AND ROYALTIES TO MEDIMMUNE
     3.1 As compensation for past research and development expenses and the MEDIMMUNE Know-How licensed to PMC under this Agreement, PMC shall pay to MEDIMMUNE (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) within fifteen (15) days of the signing of this Agreement by the parties hereto.
     3.2 Subject to Section 9.3 hereof, PMC shall pay to MEDIMMUNE the non-refundable and non-creditable amounts specified below within thirty
(30) days following the accomplishment by PMC its Affiliates or any of their Licensees of the corresponding event set forth below. The milestone payment shall be made only once for each event:
          (a) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) for the filing of the first application for licensure for sale of Licensed Product in the United States or in a country(ies) in Europe.
          (b) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) for receipt of the first regulatory approval to sell Licensed Product in the United States or in a country(ies) in Europe.
          (c) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) for the first calendar year in which total worldwide sales of Licensed Product is at least (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).
     3.3 PMC shall pay to MEDIMMUNE the following royalties on all Licensed Product sold by PMC, Affiliates of PMC and their Licensees :
          (a) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) of Net Sales of Licensed Product sold (i) in each country where the sale of Licensed Product in such country is covered by a Valid Claim of a Patent Right, or (ii) anywhere in the Territory, if where manufactured the Licensed Product is covered by a Valid Claim of a Patent Right.
          (b) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) of Net Sales of all Licensed Product that is not subject to royalty under Paragraph 3.3(a).
          (c) In the event that a Licensed Product is sold as part of a vaccine that treats or prevents a disease in addition to Lyme Disease (a "Combined Product") then Net Sales shall be the amount which is normally received by PMC or its Affiliates or their Licensees from sale of the Licensed Product in the applicable country in an arm's length transaction with a Third Party other than as a Combined Product. If the Licensed Product is not sold separately, then Net Sales upon which a royalty is paid shall be the Net Sales of the Combined Product multiplied by a fraction, the numerator of which is the cost for producing the Licensed Product and the denominator of which is the cost for producing the Combined Product.
     3.4 (a) Royalties shall be calculated and paid on a country-by-country and Licensed Product-by-Licensed Product basis.
          (b) With respect to a Licensed Product in any country, upon the later to occur of (i) the date on which PMC is no longer obligated to pay royalties under Section 3.3(a) for such Licensed Product for such country or (ii) ten (10) years following the first commercial sale of such Licensed Product in such country, PMC shall have a fully paid, royalty-free license for such Licensed Product under the Patent Rights and the Licensed Know-How in such country, provided that this Agreement is still in effect at such time.
     3.5 It is understood that in no event shall more than one royalty be payable under Section 3.3 with respect to a particular unit of Licensed Product.
     3.6 PMC acknowledges and agrees that the payments to MEDIMMUNE under this Article 3 are in addition to the payments that PMC makes or is to make under the Texas A&M Agreement, as required by Section 2.3 of this Agreement.
ARTICLE 4
TERM AND TERMINATION
     4.1 This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 4, shall continue in full force and effect as long as PMC is obligated to pay royalties on Net Sales under this Agreement, and shall thereafter expire. PMC's license under Section 2.1 shall survive such expiration, but not an earlier termination.
     4.2 In the event of a material breach of this Agreement the nonbreaching party in addition to any other remedy which it may have shall be entitled to terminate this Agreement following written notice of such breach to the breaching party. If such breach is not cured within sixty (60) days after written notice is given by the nonbreaching party to the breaching party specifying the breach, the non-breaching party may terminate the Agreement forthwith upon written notice to the breaching party after expiration of such 60-day period.
     4.3
          4.3.1 Termination of this Agreement for any reason shall not release either party hereto from any liability which at the time of such termination has already accrued to the other party.
          4.3.2 In the event this Agreement is terminated for any reason, PMC and its Affiliates and Licensees shall have the right to sell or otherwise dispose of the stock of any Licensed Product then on hand, all subject to the payment to MEDIMMUNE of fees and royalties pursuant to Article 3 hereof.
          4.3.3 Articles 6, 10, and 11, and Sections 4.1, 4.3, 4.4, and 5.5, shall survive the expiration and any termination of this Agreement. Except as otherwise provided in Section 4.1 and Section 4.3, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.
     4.4. In the event that PMC's rights and licenses under this Agreement are terminated, PMC agrees not to make, use or sell Licensed Products except as permitted by paragraph 4.3.2.
     4.5 Either party may terminate this Agreement upon written notice if the other party makes a general assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy or has a receiver or trustee appointed for substantially all of its property; provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the other party consents thereto or such proceeding is not dismissed within ninety (90) days after the filing thereof. If, in connection with bankruptcy proceedings involving a party, an election is made by or on behalf of such party to reject the obligations of this Agreement and the other party elects to retain its rights to intellectual property hereunder pursuant to Section 365 n.1 of the United States Bankruptcy Code, as amended (the "Code"), such other party shall be entitled to enforce any rights exclusively granted to it in respect of intellectual property hereunder by commencement of any action it deems necessary to that effect against third-party infringes and may do so in the name and stead of the bankrupt party. The parties further agree that, in the event that PMC elects to retain its rights as a licensee under the Code, PMC shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to PMC not later than (a) the commencement of bankruptcy proceedings against MEDIMMUNE, unless MEDIMMUNE elects to perform its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of MEDIMMUNE.
     4.6  PMC may terminate this Agreement at any time upon  ninety
(90) days' prior written notice to MEDIMMUNE.
ARTICLE 5
PATENTS AND INFRINGEMENTS
     5.1 MEDIMMUNE shall have the right but not the obligation to control the filing, prosecution and maintenance of the Patent Rights, subject to the Texas A&M Agreement. MEDIMMUNE agrees to keep PMC informed as to the status of the Patent Rights in the Territory and shall provide PMC with copies of all proposed filings and correspondence of substantive nature with respect to patents or patent applications relating to the Patent Rights to be made or sent to the United States Patent and Trademark Office or its counterpart in any country (each, a "Patent Authority") of the Territory and copies of all correspondence that MEDIMMUNE receives from such Patent Authorities with respect to the Patent Rights. If MEDIMMUNE does not wish to control the filing, prosecution and maintenance of the MEDIMMUNE Patent Rights, it shall so inform PMC and PMC shall have the right but not the obligation to control the filing, prosecution and maintenance of such MEDIMMUNE Patent Rights. PMC shall pay all out-of-pocket costs reasonably incurred by MEDIMMUNE on or after July 10, 1998 with respect to filing, prosecution and maintenance of Patent Rights.
     5.2 If the production, sale or use of a Licensed Product results in any claim for infringement of a patent or other proprietary right of a Third Party against PMC, its Affiliates or Licensees , PMC shall promptly notify MEDIMMUNE thereof in writing. As between the parties to this Agreement, PMC shall have the right at its own expense to defend and control the defense of any such claim against PMC, by counsel of PMC's own choice, and PMC shall be liable for any such claim.
     5.3 (a) In the event that any Patent Rights are infringed by a Third Party with respect to a Licensed Product. PMC and/or its Affiliates or Licensees shall have the right (except as provided below), but not the obligation, to institute, and prosecute any action or proceeding under the Patent Rights with respect to such infringement, by counsel of its choice, including any declaratory judgment action arising from such infringement. Any amounts recovered from Third Parties with respect to the Patent Rights in such action shall be applied first to reimburse the expenses of the action; then to the extent the award is based on lost profits, MEDIMMUNE and PMC shall divide such remaining portion such that MEDIMMUNE shall receive (a) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) in respect of countries in which the sale or manufacture of the Licensed Product is covered by a Valid Claim of a Patent Right and (b) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) in respect of countries in which the sale or manufacture of the Licensed product is not covered by a Valid Claim of a Patent Right. In respect of any other recovery, the remaining amount shall be treated as Net Sales with MEDIMMUNE receiving its royalty on such "Net Sales." PMC shall not have the right to settle, compromise or take any action in such litigation which diminish, limit or inhibit the scope, validity or enforceability of the Patent Rights without the express written permission of MEDIMMUNE. PMC shall keep MEDIMMUNE advised of the progress of such proceedings.
     5.4 In the event that a Third Party is infringing the Patent Rights with respect to a Licensed Product and PMC does not elect to institute an action, MEDIMMUNE shall have the right, but not the obligation, to commence an infringement suit under the Patent Rights against such infringer and retain any recovery, provided that it so notifies PMC.
     5.5 Each party agrees to cooperate with each other with respect to any litigation under Sections 5.2, 5.3 or 5.4.

ARTICLE 6
CONFIDENTIALITY
     6.1 Nondisclosure. Except as otherwise provided in this Agreement, a party receiving (the "Receiving Party") any business or technical information ("Proprietary Information") that is disclosed to it by the other party (the "Disclosing Party") shall for a period beginning on the Effective Date and ending five (5) years after the termination of this Agreement hold in confidence and not disclose to any Third Party the Proprietary Information. In addition, the Receiving Party shall not use Proprietary Information that it receives from the Disclosing Party, except that PMC may use Proprietary Information of MEDIMMUNE to the extent licensed to PMC under Article 2 of this Agreement. Notwithstanding the foregoing, with the prior written permission of MEDIMMUNE (which shall not be unreasonably withheld), PMC may disclose information concerning the Patent Rights and/or the MEDIMMUNE Know-How to actual or prospective sublicensees or to other Third Parties with whom PMC is considering or has entered into a business relationship, all of whom are similarly bound in writing under a reasonable confidentiality agreement. Proprietary Information of a party shall not include:
          6.1.1 Information which is or was published or has become generally available to the public through no fault of the Receiving Party;
          6.1.2 Information which the Receiving Party can document is or was in its possession at the time of disclosure or was independently developed by the Receiving Party; or
          6.1.3 Information which is rightfully acquired by the Receiving Party from a Third Party who is not under an obligation of confidentiality to the Disclosing Party, and to the best of the Receiving Party's knowledge and belief is entitled to rightfully make such disclosure, but only to the extent the Receiving Party complies with any restrictions imposed by the Third Party.
     6.2 The Receiving Party may disclose Proprietary Information of the other if required by applicable law or in connection with the order of a court of law or administrative or governmental authority provided that the Receiving Party exerts reasonable efforts to preserve the confidentiality thereof and the Disclosing Party is given an opportunity to protect the confidentiality thereof. PMC may disclose Proprietary Information as is reasonably necessary in connection with the labeling of Licensed Products that are otherwise sold in compliance with this Agreement or as required for obtaining regulatory approval of Licensed Product, provided that PMC protects the confidentiality thereof to the fullest extent possible.
     6.3  Notwithstanding anything else to the contrary and subject to
Section 3.4(b) in the event that PMC's rights and licenses under this Agreement are terminated, PMC agrees not to use Patent Rights and Licensed Know-How provided to PMC by MEDIMMUNE or any information developed by PMC that, in whole or in part, incorporates, uses or is based on Licensed Know-How for the research, development, making, or using or selling of any product or process and (b) not to do any of the foregoing while this Agreement is in force for any product other than a Licensed Product.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES AND COVENANTS
     7.1 MEDIMMUNE and PMC each represents and warrants to the other that (a) each has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein;
          (b) Each is a corporation duly incorporated and validly existing as a corporation and in good standing under the laws of Delaware, respectively, with the corporate power to own, lease and operate its properties and to carry on its business as now conducted;
          (c) Each has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;
          (d) The execution, delivery and performance of this Agreement by each of MEDIMMUNE and PMC does not conflict with or contravene its articles or certificate of incorporation or by-laws, regulations or partnership agreement (or other comparable governing instruments with different names), nor will the execution, delivery or performance of this Agreement conflict with or result in a breach of, or entitle any party thereto to terminate, any material agreement or instrument to which it is a party, or by which any of its assets or properties is bound.
          (e) This Agreement has been duly authorized, executed and delivered by MEDIMMUNE and PMC and constitutes a legal, valid and binding agreement of MEDIMMUNE and PMC, enforceable against MEDIMMUNE AND PMC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally; and
     7.2  MEDIMMUNE represents and warrants to PMC that:
          (a) it has not previously granted and, prior to termination of this Agreement, will not grant any rights in the Patent Rights or the MEDIMMUNE Know-How that are inconsistent with the rights and licenses granted to PMC herein and in the Texas A&M Agreement, TAMUS has represented to MedImmune that TAMUS has not previously granted and prior to termination of the Texas A&M Agreement, TAMUS will not grant any rights in the Sublicensed Patent Rights that are inconsistent with the rights and license granted to MedImmune under the Texas A&M Agreement, and MedImmune has no reason to believe that such representation is not true on the date hereof;
          (b) MEDIMMUNE has provided to PMC a true, complete and correct copy of the Texas A&M Agreement (including any amendments thereto) under which MEDIMMUNE has acquired or licensed rights to the Sublicensed Rights licensed to PMC hereunder. MEDIMMUNE has carried out all requirements under such agreement to enable MEDIMMUNE to grant the license granted to PMC hereunder, and there are no other requirements necessary for MEDIMMUNE to grant such license. The Texas A&M Agreement is in full force and effect, and MEDIMMUNE has neither received nor delivered any notice of default thereunder. As of the Effective Date, except for due diligence obligations of Section 7.06 and the reporting obligations of Article VII, MEDIMMUNE has not breached any obligations under the Texas A&M Agreement that will adversely affect the rights granted to PMC to the SubLicensed Rights under this Agreement. MEDIMMUNE hereby covenants and agrees that it shall not consent to any amendment thereof or terminate such agreement without the prior written consent of PMC;
          (c) The MEDIMMUNE PATENT RIGHTS listed in Exhibit A have been filed in the United States Patent and Trademark Office and the inventors named in such application are obligated to assign their rights therein to MEDIMMUNE. There have been no material claims made against MEDIMMUNE asserting the invalidity or unenforceability of, or the misuse of, the MEDIMMUNE Patent Rights, or the Sublicensed Patent Rights. MEDIMMUNE has not received a notice of conflict of the Patent Rights or MEDIMMUNE Know-How with the asserted rights of others, or otherwise challenging its rights to use any of the MEDIMMUNE Patent Rights, MEDIMMUNE Know-How or the Sublicensed Rights.
     7.3  Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN
SECTION 7.1 ABOVE, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF ANY PATENT RIGHTS ISSUED OR PENDING.

ARTICLE 8
DUE DILIGENCE
     8.1 PMC shall use commercially reasonable efforts to research, develop, register, market and sell and to continue to market and sell each Licensed Product in the United States and other countries of North America and/or Europe for which, in PMC's reasonable judgment, there is or would be a significant market for Licensed Product, and in which there would be a satisfactory return on the investment required to enter such market, with timely notice to MEDIMMUNE of such PMC decisions.
     8.2 PMC shall promptly notify MEDIMMUNE, in writing, if at any time PMC does not intend to continue to research, develop and/or obtain regulatory approval for and/or market and sell a Licensed Product in the United States or in countries of the European Economic Community.
     8.3 In the event that PMC provides MEDIMMUNE with notice pursuant to Section 8.2 with respect to any Licensed Product or with respect to any country(ies) the rights herein granted by MEDIMMUNE to PMC to such Licensed Product in such country(ies), upon written notice from MEDIMMUNE to PMC shall revert to MEDIMMUNE.
     8.4 PMC acknowledges, agrees and understands its assumed obligations with respect to due diligence under Article V of the Texas A&M Agreement.
     8.5 PMC shall provide written reports to MEDIMMUNE on or before June 30th and December 31st of each year (commencing on June 30, 1999) concerning the efforts being made in accordance with Section 8.1 with respect to the Licensed Product. PMC shall provide MEDIMMUNE with any additional information reasonably requested by MEDIMMUNE in this respect. Such reports shall be considered to be Proprietary Information of PMC.

ARTICLE 9
ACCOUNTING RECORDS AND PAYMENTS
     9.1 PMC agrees to make quarterly written reports to MEDIMMUNE within sixty (60) days after the end of each calendar quarter in which royalties are due to MEDIMMUNE under this Agreement, stating in each such report the number, description, and aggregate Net Sales of Licensed Products sold during the calendar quarter and upon which a fee
or royalty is payable under Article 3 above.   The report shall also
include the calculation of Net Sales all on a country by country and Licensed Product by Licensed Product basis. The report shall be due with respect to sales of Licensed Product sold by PMC or its AFFILIATES sixty (60) days after the end of the calendar quarter and with respect to sales of Licensed Product by Licensees of PMC or its AFFILIATES, ninety (90) days after the end of a calendar quarter. All information provided to MEDIMMUNE in such reports shall be considered Proprietary Information.
     9.2 Concurrently with the making of each such report of Section 9.1, PMC shall pay to MEDIMMUNE the royalties at the rate specified in
Article 3 above. All payments by PMC to MEDIMMUNE hereunder shall be made in U.S. Dollars. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made by using the rate of exchange published in the Wall Street Journal for the last business day of the applicable calendar quarter.
     9.3 Any withholding or other tax that PMC or any of its Affiliates are required by statute to withhold and pay on behalf of MEDIMMUNE with respect to the royalties payable to MEDIMMUNE under this Agreement shall be deducted from said royalties and paid contemporaneously with the remittance to MEDIMMUNE; provided, however, that in regard to any tax so deducted PMC shall furnish MEDIMMUNE with proper evidence of the taxes paid on its behalf. MEDIMMUNE will furnish PMC with appropriate documents to secure application of the most favorable rate of withholding tax under applicable tax treaties.
     9.4
          9.4.1 PMC shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable to MEDIMMUNE under this Agreement. Such books and records shall be kept at PMC's principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain, and will be open for inspection during such three (3) year period by an independent certified accountant selected by MEDIMMUNE and reasonably acceptable to PMC for the purpose of verifying PMC's royalty statements. Such inspections may be made no more than once each calendar year, during normal business hours and upon thirty (30) days' prior written notice. Any such information shall be considered to be Proprietary Information of PMC.
          9.4.2 Inspections conducted under this Section 9.4 shall be at the expense of MEDIMMUNE, unless an underpayment exceeding (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) for the period covered by the inspection is established in the course of any such inspection, whereupon all costs relating thereto will be paid by PMC.
          9.4.3 Any underpaid royalties shall be paid to MEDIMMUNE within thirty (30) days after requested by MEDIMMUNE.

ARTICLE 10
INDEMNIFICATION
     10.1 PMC shall defend, indemnify and hold harmless MEDIMMUNE, Affiliates of MEDIMMUNE and its licensors, and their respective directors, officers, shareholders, agents, consultants and employees (individually and collectively, the "Indemnitees") from and against any and all liability, loss, damages (including, without limitation, consequential damages) and expenses (including reasonable attorneys'
fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of the Indemnitees arising out of (i) the research, development manufacture, design, possession, distribution, use, testing, sale or other disposition by or through PMC and/or Affiliates of PMC and/or Licensees of either PMC or Affiliates of PMC of any Licensed Product and/or any product or process in connection with or arising out of the Sublicensed Rights or MEDIMMUNE Know-How, (ii) a breach of this Agreement (including the breach of a representation of warranty) by PMC, or (iii) the negligence or willful misconduct of PMC, in each case, PMC's obligation to defend, indemnify and hold harmless shall include any and all such claims, demands, costs or judgments, including but not limited to money damages arising from alleged personal injury (including death) to any person or alleged property damage,. Notwithstanding the foregoing, PMC shall have no obligation to indemnify or hold any Indemnitee harmless (but shall still have the obligation to defend) with respect to any claim, demand, cost or judgment that is finally determined to result from the willful misconduct or gross negligence of such Indemnitee.
     10.2 MEDIMMUNE hereby agrees to indemnify, defend and hold harmless PMC and its Affiliates and their respective officers, directors, shareholders, employees and agents from and against any and all liability, loss, damages (including, without limitation, consequential damages) and expenses (including reasonable attorneys'
fees) arising out of, based upon or resulting from (i) a breach of this Agreement (including the breach of a representation or warranty) by MEDIMMUNE, or (ii) the negligence or willful misconduct of MEDIMMUNE.
     10.3  (a)  Any party entitled to indemnification under Section
10.1 or 10.2 hereof (an "Indemnified Party") shall promptly notify the party potentially responsible for such indemnification (the "Indemnifying Party") upon becoming aware of any claim or claims asserted or threatened against such Indemnified Party which could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure substantially prejudices its rights hereunder.
          (b) the Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless (x) the Indemnified Party consents thereto, which consent shall not be reasonably withheld, and (y) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim.
          (c) The Indemnified Party may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Section 10.3 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnifying Party shall bear such costs and expenses if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying Party and the Indemnified Party.
          (d) If the Indemnifying Party fails to notify the Indemnified Party within twenty (20) days after receipt of notice of a claim in accordance with Section 10.3(a) hereof that it elects to defend the Indemnified Party pursuant to this Section 10.3, or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the claim diligently and promptly, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled; provided, however, that in no event shall the Indemnifying Party be required to indemnify the Indemnified Party for any amount paid or payable by the Indemnified Party in the settlement of any such claim agreed to without the consent of the Indemnifying Party, which shall not be unreasonably withheld.

ARTICLE 11
MISCELLANEOUS
     11.1 MEDIMMUNE and PMC shall cooperate in the preparation of a mutually agreeable press release and other publicity disclosing the existence of this Agreement and their business relationship. Except for information disclosed in such a mutually agreed press release or publicity, neither PMC nor MEDIMMUNE shall disclose the existence or any terms of this Agreement without the prior written consent of the other party, except for such limited disclosure as may be reasonably necessary to either party's bankers, investors, attorneys or other professional advisors, or in connection with a merger or acquisition of the disclosing party, or as may be required by law in the offering of securities or in securities regulatory filings or otherwise.
     11.2 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.
     11.3 The relationship of the parties hereto is that of independent contractors. Neither party hereto is an agent, partner or joint venturer of the other for any purpose.
     11.4 In exercising its rights under this license, PMC shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license.
     11.5 Any notice required or permitted to be given to the parties hereto shall be deemed to have been properly given if delivered in person or when received if mailed by first-class certified mail, by overnight courier or sent by facsimile to the other party at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.
          MEDIMMUNE:     MEDIMMUNE, INC.
                         35 West Watkins Mill Road
                         Gaithersburg, MD 20878
                         Attention:  President

          PMC:           CONNAUGHT LABORATORIES, INC.
                         Route 611, P.O. Box 187
                         Swiftwater, Pennsylvania 18370
                         Attention:  Corporate V.P., Business
Development and
                         V.P. Business Development PMC USA
          With Copy to:       Executive V.P., Secretary & General
Counsel
          at:            Pasteur M,rieux Serum et Vaccins, S.A.
                         58, avenue Leclerc
                         69007 Lyon, France


     11.6 It is understood and agreed between MEDIMMUNE and PMC that this Agreement constitutes the entire agreement with respect to the subject matter of this Agreement, both written and oral, between the parties, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of each of the parties hereto.
     11.7 In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision and the parties shall exert commercially reasonable efforts to amend this Agreement to include a provision which is valid, legal and enforceable and which carries out the original intent of the parties. In the event that such a provision cannot be included in the Agreement and the absence thereof materially changes a party's obligations or rights under this Agreement, such party shall have the right to terminate this Agreement.
     11.8 This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement. All headings and any cover page or table of contents are inserted for convenience of reference only and shall not affect its meaning or interpretation.
     11.9 All matters affecting the interpretation, validity and performance under this Agreement shall be governed by the internal laws of the State of Maryland without regard for its conflict of laws principles.
     11.10 If and to the extent that either party hereto is prevented, by circumstances not now reasonably foreseeable and not within its reasonable ability to control, from performing any of its obligations under this Agreement (other than payment obligations) and promptly so notifies the other party giving full particulars of the circumstances in question, then the party affected shall be relieved of liability to the other for failure to perform such obligations, but shall nevertheless use commercially reasonable efforts to resume full performance thereof without avoidable delay, and pending such resumption shall consult with the other party and shall permit and shall use commercially reasonable efforts to facilitate any efforts the other party may make to effect the performance of such obligations by other means. If such failure to perform continues for a period of more than six (6) months, the other party may terminate this Agreement by written notice to the non-performing party with respect to the rights and licenses with respect to those Licensed Products and with respect to those countries affected by such failure. The failure of PMC to meet MEDIMMUNE's obligations under the Texas A&M Agreement shall not be considered to be circumstances within this Section 11.10 unless such circumstances are covered by Section 14.04 of the Texas A&M Agreement.
     11.11 PMC warrants that Affiliates of PMC will comply with the terms, obligations and conditions imposed on PMC under this Agreement as if such Affiliates were signatories to this Agreement.
ARTICLE 12
ASSIGNMENT; SUCCESSORS
     12.1 This Agreement shall not be assignable by either of the parties without the prior written consent of the other party (which consent shall not be unreasonably withheld), except that either party may assign this Agreement to an Affiliate or to a successor in interest or transferee of all or substantially all of the portion of the business to which this Agreement relates.
     12.2 Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of said successors in interest and assigns of MEDIMMUNE and PMC. In order for any assignment to be effective any such successor or assignee of a party's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by said party and such Assignment shall not relieve the Assignor of any of its obligations under this Agreement.
     12.3 MEDIMMUNE agrees not to assign the Texas A&M Agreement without the prior written consent of PMC (which consent shall not be unreasonably withheld), except that such consent shall not be required for assignment to an Affiliate or to a successor in interest or transferee of all or substantially all of MEDIMMUNE's business, (i) provided that such assignment is subject to this Agreement and (ii) such assignment does not affect the Texas A&M Agreement or MEDIMMUNE'S rights thereunder.

     IN WITNESS WHEREOF, both MEDIMMUNE and PMC have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, the day and year first above written.

MEDIMMUNE, INC                     CONNAUGHT LABORATORIES, INC.


By: /s/ David M. Mott                    By: /s/ David J. Williams

Print Name:  David M. Mott               Print Name:  David J. Williams

Title:  Vice Chairman and CFO            Title:  President and CEO